As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	63-0851141
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

802 Southeast Plaza Avenue, Suite 200, Bentonville, AR	72712
(Address of Principal Executive Offices)	(Zip Code)

AMERICA’S CAR-MART, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey A. Williams
Chief Financial Officer
America’s Car-Mart, Inc.
802 Southeast Plaza Avenue, Suite 200

Bentonville, Arkansas 72712

Telephone: (479) 464-9944

(Name, address and telephone number,
including area code, of agent for service)

Copy to:

Courtney C. Crouch, III
Mitchell, Williams, Selig, Gates &
Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	177,527	N/A	N/A	N/A

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of America’s Car-Mart, Inc. (the “Registrant”) common stock.
(2)	On August 5, 2015, the Registrant’s stockholders approved the Plan, which amended and restated the Registrant’s Stock Incentive Plan (the “2005 Plan”). The terms of the Plan provide, among other things, that the shares authorized for issuance under the Plan include all shares available for delivery since the establishment of the 2005 Plan and that if any award is canceled, terminates, expires, lapses or is forfeited for any reason, the shares of common stock under such award will revert to and again become available for issuance under the Plan. The shares being registered on this registration statement on Form S-8 are shares of common stock of the Registrant that were previously registered by the Registrant under the 2005 Plan that, as of the date of this Registration Statement, are not subject to outstanding awards and remain available for grant under the Plan (the “Carried Forward Shares”).
(3)	The Carried Forward Shares were previously registered by the Registrant under a registration statement on Form S-8 filed on November 10, 2009 (File No. 333-163022), and the Registrant paid the required fee based on the proposed maximum offering price reported in such registration statement. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares. The Registrant is concurrently filing a Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on November 10, 2009 (File No. 333-163022) deregistering the Carried Forward Shares under the 2005 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by America’s Car-Mart, Inc., a Texas corporation (the “Corporation” or the “Registrant”), to register an aggregate of 177,527 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to employees, directors and certain independent contractors, consultants and advisors of the Corporation under the America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

On August 5, 2015, the Corporation’s stockholders approved the Plan, which amended and restated the Corporation’s Stock Incentive Plan (the “2005 Plan”). An aggregate of 350,000 shares of Common Stock are authorized for issuance under the Plan, which includes all shares available for delivery since the establishment of the 2005 Plan. In addition, the terms of the Plan provide, among other things, that if any award is canceled, terminates, expires, lapses or is forfeited for any reason, the shares of Common Stock under such award will revert to and again become available for issuance under the Plan.

The purpose of this Registration Statement is to carry forward 177,527 shares of Common Stock that were previously registered by the Corporation under the 2005 Plan (the “Carried Forward Shares”) on a registration statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2009 (File No. 333-163022).

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the Carried Forward Shares and the registration fee previously paid with respect to the registration of those shares. A post-effective amendment to the foregoing registration statement on Form S-8 to deregister the Carried Forward Shares is being filed contemporaneously with the filing of this Registration Statement.

Part I

Information Required in Section 10(a) Prospectus

Item 1. Plan Information.

Omitted.*

Item 2. Registrant Information and Employee Plan Annual Information.

Omitted.*

______________________

*Separately given to participants.  Pursuant to the rules for filing a registration statement on Form S-8, such information is contained in documents which do not constitute a part of this registration statement but which shall, together with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Corporation with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

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(1)         The Registrant’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(2)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above; and

(3)         The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on December 23, 1986, as amended by a Current Report on Form 8-K filed with the Commission on November 2, 2005, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Registrant’s Exchange Act file number with the Commission is 000-14939.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 7.001 of the Texas Business Organizations Code, the articles of incorporation of the Corporation provide for the elimination of monetary liability of directors of the Corporation, except for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) any act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, or (iv) any act or omission where the liability of the director is expressly provided by statute.

The Corporation’s bylaws provide that to the extent that a director or officer has been successful in the defense of any proceeding to which he was a party by virtue of his being a director or officer of the Corporation, the Corporation shall indemnify the director or officer for reasonable expenses incurred therewith.

In addition, the Corporation may indemnify a director or officer of the Corporation who is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in his official capacity and in a manner he reasonably believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in general, no indemnification shall be made in connection with a proceeding by or in the right of the Corporation in which the director or officer was adjudged liable to the Corporation or in connection with any other proceeding in which a director or officer is adjudged liable on the basis that personal benefit was improperly received by him. If the person is found liable to the Corporation on the basis that personal benefit was improperly received by the person, the Corporation may indemnify that person, but such indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

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Chapter 8 of the Texas Business Organizations Code sets forth the applicable terms, conditions, and limitations governing the indemnification of officers, directors and other persons.

The Corporation also maintains insurance on behalf of its directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The index to exhibits attached to this registration statement is incorporated herein by reference.

Item 9. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on this 9th day of December, 2015.

AMERICA’S CAR-MART, INC.

By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Henderson and Jeffrey A. Williams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William H. Henderson	Chief Executive Officer and Director	December 9, 2015
William H. Henderson	(principal executive officer)

/s/ Jeffrey A. Williams	Chief Financial Officer and Director	December 9, 2015
Jeffrey A. Williams	(principal financial and accounting officer)

/s/ Daniel J. Englander	Director	December 9, 2015
Daniel J. Englander

/s/ Kenny Gunderman	Director	December 9, 2015
Kenny Gunderman

/s/ Eddie L. Hight	Director	December 9, 2015
Eddie L. Hight

/s/ J. David Simmons	Director	December 9, 2015
J. David Simmons

/s/ Robert Cameron Smith	Director	December 9, 2015
Robert Cameron Smith

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation of the Corporation, as amended (incorporated by reference to Exhibits 4.1-4.8 to the Corporation’s Registration Statement on Form S-8 filed with the Commission on November 16, 2005 (Commission File No. 333-129727)).

4.2	Amended and Restated Bylaws of the Corporation dated December 4, 2007 (incorporated by reference to Exhibit 3.2 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2007 filed with the Commission on December 7, 2007).

4.3	Amendment No. 1 to the Amended and Restated Bylaws of the Corporation dated February 18, 2014 (incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 19, 2014).

5.1*	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

23.1*	Consent of Grant Thornton LLP.

23.2	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

99.1	America’s Car-Mart, Inc. 2005 Restricted Stock Plan (incorporated by reference to Appendix B to the Corporation’s Proxy Statement on Schedule 14A filed with the SEC on August 29, 2005).

99.2	Amendment to America’s Car-Mart, Inc. 2005 Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2006 filed with the SEC on December 11, 2006).

99.3	Amendment to America’s Car-Mart, Inc. Stock Incentive Plan (also known as the 2005 Restricted Stock Plan) (incorporated by reference to Appendix B to the Corporation’s Proxy Statement on Schedule 14A filed with the SEC on August 28, 2007).

99.4	Amendment to America’s Car-Mart, Inc. Stock Incentive Plan (also known as the 2005 Restricted Stock Plan) (incorporated by reference to Appendix A to the Corporation’s Proxy Statement on Schedule 14A filed with the SEC on August 28, 2009).

99.5	America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Appendix A to the Corporation’s Proxy Statement on Schedule 14A filed with the Commission on June 23, 2015).

___________________

* Filed herewith

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